Exhibit 99.3

PERNIX THERAPEUTICS ANNOUNCES PRICING OF PRIVATE OFFERING OF $130 MILLION OF
4.25% CONVERTIBLE SENIOR NOTES DUE 2021

Morristown, New Jersey, April 17, 2015 - Pernix Therapeutics Holdings, Inc. (NASDAQ: PTX) (the “Company”) today announced that it has priced a private offering of $130 million aggregate principal amount of the Company’s 4.25% Convertible Senior Notes due 2021, which will be sold only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) or institutional accredited investors as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act.  The size of the offering was increased from the previously announced aggregate principal amount of $120 million.

The notes will be general unsecured obligations of the Company. The closing of the sale of the notes is expected to occur on April 22, 2015, subject to the satisfaction of customary closing conditions.

The notes will pay interest semi-annually at a rate of 4.25% per annum and will mature on April 1, 2021, unless redeemed, repurchased or converted in accordance with their terms prior to such date. The notes will have an initial conversion rate, subject to adjustment, of 87.2030 shares of the Company’s common stock per $1,000 principal amount of the notes, representing a conversion price of approximately $11.47 per share of the Company’s common stock, based on the last reported sale price of $8.34 per share of the Company’s common stock on April 16, 2015.

Prior to January 1, 2021, the notes will be convertible at the option of holders of the notes only upon the satisfaction of certain conditions and during certain periods, and, thereafter, at any time until the close of business on the second scheduled trading day immediately preceding the maturity date.  Upon conversion, the notes will be convertible into cash, shares of the Company’s common stock or a combination of cash and shares of the Company’s common stock, at the Company’s election.

The gross proceeds from the offering will be $130 million.  The Company expects to use $80.9 million of the gross proceeds from the offering to finance the cash consideration portion of the consideration necessary to consummate its previously announced acquisition of the Zohydro® ER franchise, approximately $8.3 million to pay fees and expenses related to such acquisition and the offering, up to $2.2 million to pay the consent fee related to the Company’s previously announced consent solicitation of its 12.00% senior secured notes due 2020 and the remainder for working capital and other general corporate purposes, including to fund possible acquisitions of, or investments in, complementary businesses, products, services and technologies.

The notes and any shares of the Company’s common stock that may be issued upon conversion of the notes have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States, except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

Contemporaneously with the pricing of the offering, the Company entered into an agreement (the “Inducement Agreement”) with all of the holders of its 8.00% Convertible Senior Notes due 2019 (the “2019 notes”) representing $65 million aggregate principal amount of the 2019 notes, pursuant to which such holders agreed to the removal of substantially all of the material restrictive covenants in the indenture governing the 2019 notes and to convert their notes in accordance with the provisions of such indenture in exchange for an aggregate of 2,338,129 shares of the Company’s common stock (the “Inducement Shares”).  The issuance of the Inducement Shares will be made pursuant to an exemption from the registration requirements of the Securities Act contained in Section 4(a)(2). Each of the holders entering into the Inducement Agreement agreed not to sell the shares to be issued to it upon conversion of the 2019 notes for 145 days (the "lock-up period") subject to exceptions, including in connection with settling existing short positions with respect to the 2019 notes and underwritten public offerings pursuant to existing registration rights with respect to such shares. In addition, such holders are permitted to dispose of up to 80 percent of such shares remaining after settling existing short positions prior to the end of the lock-up period in specified intervals.

This release does not constitute an offer to sell or a solicitation of an offer to buy any of the notes or shares of the Company’s common stock, nor shall there be any sale in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification thereof under the securities laws of any such jurisdiction. Any offers of the securities will be made only by means of a private offering circular.

About Pernix Therapeutics

Pernix Therapeutics is a specialty pharmaceutical company with a focus on identifying, developing and commercializing differentiated products that address unmet medical needs. The Company targets underserved therapeutic areas such as CNS, including neurology and psychiatry, and has an interest in expanding into additional specialty segments.

Pernix Therapeutics Holdings Inc.

Investor Relations
Sanjay Patel, (800) 793-2145 ext. 1009	Lisa Wilson, 212-452-2793
Chief Financial Officer	In-Site Communications
spatel@pernixtx.com	lwilson@insitecony.com

Media Relations

Marianne Lambertson, (800) 793-2145 ext. 1012
Vice President, Marketing and Corporate Communications
mlambertson@pernixtx.com